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                                                                  EXHIBIT 23.3


                       INDEPENDENT ACCOUNTANTS' CONSENT



We consent to the incorporation by reference in the registration statement filed on Form S-3 of SFX Broadcasting, Inc., of our report dated March 29, 1996 relating to the balance sheets of Prism Radio Partners L.P. as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in SFX Broadcasting, Inc.'s Form 8-K dated May 9, 1996, and to the reference to our firm appearing under the heading "Experts" in the registration statement.

/s/ KPMG PEAT MARWICK LLP


Phoenix, Arizona
February 3, 1997